Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Sun Healthcare Group, Inc. of our report dated July 14, 2010 relating to the combined balance sheet of Sun Real Estate Properties, a combination of certain assets and liabilities of Sun Healthcare Group, Inc. as of March 31, 2010, which appears in Sun Healthcare Group, Inc.’s Current Report on Form 8-K dated August 3, 2010. We also consent to the reference to us under the heading “Experts” incorporated by reference into such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Orange County, California

August 12, 2010